Exhibit 99.2

Philip Morris International Inc.

2009 First-Quarter Earnings Conference Call

April 23rd, 2009

NICK ROLLI

(1) Welcome. Thank you for joining us. Earlier today we issued a news release containing detailed information on our 2009 first-quarter results. You may access the release on our web site at www.pmintl.com.

(2) As we take you through our call today, we will be talking about results in the first quarter of 2009 and comparing them with the same period in 2008 unless specified otherwise. References to volumes are for PMI shipments. Industry volume and share data is sourced from A.C. Nielsen, other third party sources and internal estimates. Net revenue data exclude excise taxes.

You will find data tables showing how we made adjustments to revenues and Operating Companies Income, or “OCI”, for currency and acquisitions at the end of today’s web cast slides, which will also be posted on our web site.

(3) Today’s remarks contain forward-looking statements and projections of future results, and I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and news release for a review of the various factors that could cause actual results to differ materially from projections.

It’s now my pleasure to introduce Hermann Waldemer, Chief Financial Officer.

Hermann,

HERMANN WALDEMER

(4) Hello everyone. I am pleased to report that PMI’s strong business momentum continued into 2009 in spite of the difficult economic environment.

(5) Net revenues in the first quarter grew by 3.9% excluding acquisitions and currency, driven by price increases across a broad range of markets.

(6) OCI increased by 6.2% excluding acquisitions and currency. This was driven by strong performances in the Eastern Europe, Middle East and Africa, or EEMA, and Asia Regions where, net of currency, we achieved double-digit OCI growth in the key markets of Russia, Ukraine, Australia, Indonesia and Korea.

A 2.3% decrease in the EU Region OCI, net of acquisitions and currency, resulted from a sharp contraction in industry volume in Poland, due to large tax-

driven price increases, lower shipment volume and a less favorable mix in Germany, some minor market share erosion across the Region, and higher marketing investments behind our new Marlboro initiatives.

(7) Reported diluted Earnings per Share, or EPS, declined by 5 cents, or 6.3%, in the first quarter to 74 cents, but were up 10 cents, or 12.7%, excluding the adverse currency impact.

(8) Before I go into further details, let me focus on the three topics which appear to be top of mind amongst our investors and the analysts who follow us. These are consumer trends in emerging markets, pricing and currency.

I can say today that we have not seen any broad-based trend towards consumer down-trading on a global basis. Let me illustrate the situation and how it varies from country to country with four examples: Russia, Ukraine, Indonesia and Argentina.

(9) In Russia, we are seeing signs of consumer down-trading, driven by the impact of the collapse in oil and metal prices on the Russian economy and the substantial cigarette price increases that have taken place over the last twelve months. While shipments of super-premium Parliament continued to increase in the first quarter, the volume of premium Marlboro and mid-price Chesterfield were below last year’s level and sales of low-price Bond Street increased significantly.

Overall, PMI shipments in Russia were in line with last year. Our first quarter market share was up 0.3 points to 25.1%, as measured by A.C. Nielsen. It should be noted that we have now switched to this service provider in Russia due to its more extensive market coverage. We have achieved double digit OCI growth in local currency through pricing and this has partially mitigated the negative currency impact on profitability in US Dollars.

(10) The impact of the global economic crisis on Ukraine has been worse than on Russia and this has been compounded by political uncertainty. Nevertheless, our shipment volume in the first quarter rose by 0.7% and our market share for the period increased by 1.1 points to 35.8%, driven by Parliament and Chesterfield.

In an effort to boost revenues, the Ukrainian Government has brought forward to this May excise tax increases planned over the next two years. This is expected to result in large retail price increases, which in turn could lead to consumer down-trading. However, we believe that we will be able to maintain our leading position should any turmoil occur thanks to our excellent momentum and broad brand portfolio.

(11) There has been no consumer down-trading in Indonesia, where our volume in the first quarter increased by 2.8%, broadly in line with the evolution in the total market. Consumer sentiment in Indonesia has been positively impacted by a reduction in inflation following significant price increases last year for cooking oil, gasoline and rice, and unemployment levels have remained stable. The Indonesian economy has weathered the economic storm much better than most countries in Asia, helped by its lower dependence on exports.

The fastest growing segment in the Indonesian cigarette market is machine-made lighter-tasting kreteks. This has helped us to grow the volume of A Mild by 12.5% in the quarter, while our hand-rolled Dji Sam Soe and Sampoerna Hijau brands have been negatively impacted by a difficult transition to higher per stick price points. In addition to a continued strong volume performance, we have been able to boost profitability in Indonesia by pricing both A Mild and Marlboro ahead of inflation.

(12) The fourth country I would like to talk about is Argentina, where uptrading in the cigarette market has continued. This is a country that has been frequently mentioned by economic commentators as being particularly vulnerable. This pessimism is not reflected in the performance of the cigarette market so far this year. During the first quarter, consumers continued to trade up from the low and super-low price segments to the mid-price Philip Morris brand and premium Marlboro. PMI’s volume was up 1.2% and our 3 month moving average market share through the end of January reached 72.2%, up 2.7 share points.

In addition, we were able to implement price increases in order to improve our profitability. The outlook for the balance of the year remains positive. The introduction of a Minimum Excise Tax in February should help minimize tax-driven down-trading to lower priced brands over the longer term.

As these four examples show, we are not witnessing a global consumer down-trading trend and the situation is quite different market by market.

(13) Some people have questioned our ability to continue to increase prices in the current economic environment. Our track record over the last six months shows that, on the contrary, we have retained our ability to increase prices in order to boost our profitability. As shown on this slide, we have increased prices across a broad range of markets including Greece, Italy and Spain in the EU; Romania, Russia and Turkey in EEMA; Australia, Indonesia and the Philippines in Asia; and Argentina, Canada and Mexico in the Latin America & Canada Region. Also, you may have seen press reports that we have announced to the trade our intention to increase prices by 20 Euro Cents across our portfolio in Germany in June.

(14) Our pricing variance in the first quarter was $358 million. This is the largest pricing variance that we have ever achieved in a quarter. This highlights our ability to successfully implement price increases during a recession. In fact, our pricing variance this quarter was larger than our total annual pricing variance just three years ago in 2006.

(15) We trust that our presentation at CAGNY provided investors and analysts with a better understanding of how currency impacts our business.

As anticipated, our first-quarter results were severely impacted by the strength of the US Dollar. Indeed, currency adversely impacted net revenues, OCI and EPS by some $700 million, $400 million and 15 cents, respectively.

As you are all aware, in recent weeks we have witnessed a slightly more favorable currency environment. In fact, should current spot rates prevail for the rest of the year, we would anticipate that our EPS would climb to the high-end of our February guidance. While unit volume may be somewhat softer than our earlier expectations, we are confident that this shortfall, should it occur, will be more than offset by the benefit of pricing.

All in all, given continued currency volatility, we believe that it would be imprudent to raise our guidance at this early stage of the year. However, our solid start to the year certainly affirms our confidence in achieving our 2009 constant currency EPS targeted growth of 10% to 14%.

(16)	Let me now comment on our first quarter results in a little more detail.

Our cigarette shipment volume was stable at 203 billion units, but was 1.1% lower excluding acquisitions. However, on a per selling day basis, volume excluding acquisitions was stable in spite of significant price increases. This represents a solid achievement in light of our strong results in the first quarter of 2008.

(17) Our shipment volume in the EU was down 3.7%, driven primarily by the aforementioned contraction of industry volume in Poland and a slight market share erosion in Italy that was compounded by trade inventory distortions.

At 38.4%, our estimated market share in the EU Region was down 0.3 points, due mainly to the shedding of low-price low-margin volume in Poland, as well as the impact of a slight decline in the premium segment in Italy. It is important to underline that our market shares in France, Germany and Spain have stabilized.

(18) In the EEMA Region, volume was down 0.3%, but up 0.8% on a per selling day basis. This region includes our worldwide duty-free business, which was down 10.5% due to the expected impact of reduced travel. PMI volumes and market shares were strong notably in Algeria, Egypt and Turkey, and we also gained market share in Bulgaria, Croatia, Romania, Russia, and Ukraine.

(19) A very strong share performance in Korea, continued volume growth in Indonesia and a favorable distributor inventory movement in Japan, related to the resourcing of production from the USA to Europe last year, drove a 2.2% shipment volume increase in the Asia Region.

We have stabilized our market share in Japan at 23.9%, thanks to the strong performance of Marlboro Black Menthol and Marlboro Filter Plus, and have just launched Lark Classic Milds nationally and Lark Mint Splash in test market. In Korea, PMI gained 2.8 share points and achieved a record share of 13.8% in the first quarter, thanks to Marlboro, Parliament and Virginia Slims.

(20) In the Latin America & Canada Region, reported volume was up 4.4%, boosted by our acquisition of Rothmans Inc. in Canada. Excluding acquisitions, shipments were down 4.7% due to targeted inventory reductions and weaker consumer demand in Colombia, and the impact of December price increases on industry volume in the first quarter in Mexico. Our share of the Mexican market increased by 2.3 share points to 69.2% behind the strong performance of Benson & Hedges and Delicados. Marlboro Fresh contributed 0.5 share points to the 48.3% share of the Marlboro family.

(21) On a brand basis, super-premium Parliament was a top performer with growth of 5.9%, in spite of the weakness of the duty-free business and the continued market decline in Japan. Volumes grew strongly in Korea, Russia, Turkey and Ukraine.

(22) After a particularly strong performance in the fourth quarter of 2008, Marlboro shipment volume was down 2.4% to 71.1 billion units, driven by lower industry volume and a 0.4 share point erosion in the EU Region, the already mentioned decline in duty-free sales and a softening of the premium segment in Russia.

We are not particularly perturbed by Marlboro’s performance this quarter. As we continue to roll out our new brand architecture for Marlboro across many markets, we indeed remain very optimistic about the future of the brand.

(23) The new Marlboro Gold packaging has been introduced in Austria, France, Germany, Italy and Poland, after very positive trial results. The slimmer diameter Marlboro Gold Edge is performing ahead of expectations in Russia and Ukraine and we are just launching Marlboro Gold Advance, a 10 mg product under the Gold umbrella, nationally in France after excellent consumer feedback in test market.

(24) Under the Marlboro Fresh umbrella, Marlboro Black Menthol continues to drive the return to growth of the Marlboro franchise in Japan. During the first quarter, Marlboro achieved a share of 10.4% in Japan, 0.5 points ahead of the same period last year, with Marlboro Black Menthol contributing a 1.0% share and enabling us to stabilize our overall share in the growing menthol segment at 44.9%. Given the success of Marlboro Black Menthol in Japan, it was launched during the first quarter in Hong Kong and Indonesia.

(25) In the mid-price segment, after achieving strong growth in 2008, Chesterfield volume remains resilient. A strong performance in the EU, where volume was up 5.5% thanks to Austria, France and Portugal, was partly offset by a decline in Russia.

(26) L&M is globally showing a stronger performance than in 2008 with volume down by just 0.5% in the first quarter, in spite of a continued double-digit decline in Russia and the weakness of the Polish and duty-free markets. L&M remains the fastest growing brand in Germany and is the second largest cigarette brand in the EU Region after Marlboro.

(27) Our key low price international brands, Bond Street, Next and Red & White achieved a combined volume of 15.0 billion units, up 1.5% over the first quarter of last year.

(28) Overall, during the first quarter, PMI volume by price segment remained very stable with premium representing 49% of cigarette volume, mid-price 29% and low-price 22%, in line with the previous year.

(29) PMI’s financial position remains very strong. Free cash flow, defined as operating cash flow minus capital expenditures, was $1.3 billion, in line with last year, as lower capital expenditures in the quarter offset the negative impact of currency on net earnings and working capital requirements remained firmly under control.

Our balance sheet and liquidity position remain very strong and we continue to benefit from strong fixed income investor confidence. During the quarter, we successfully issued additional bonds for a total of 2 billion Euros and half a billion Swiss Francs and now have a weighted average cost of long-term debt of 5.6%.

(30) We continue to implement our strategy to return cash to our shareholders. We have declared our willingness to surpass our target dividend pay-out ratio of 65%, and we spent $1.3 billion to repurchase 36.7 million shares during the first quarter.

(31) As we have said previously, we do not expect the tobacco industry to be immune from the impact of the global economic crisis but to remain resilient. This has been borne out during the first quarter. We have seen some softening of consumer trends in Russia and Ukraine, but no global negative pattern, with continued volume growth for example in Indonesia and further trading up from the low and super-low price segments in Argentina. We have also seen some reductions in trade inventories in certain markets as our partners seek to optimize cash flows.

If unemployment continues to increase, we may see a further softening of global consumer trends but think that, should this occur, it is likely to be moderate in nature. We believe we have the strongest overall brand portfolio and the best geographic balance in the industry between mature and emerging markets. The efforts that we have made to refresh our innovation pipeline and to strengthen the Marlboro architecture are beginning to bear fruit.

As highlighted earlier, we have increased prices across a broad range of markets in order to partially mitigate the impact of unfavorable currency, as well as any future potential volume or mix softness, and, most recently, have announced a price increase in Germany. The excise tax and regulatory environment continues to appear manageable. We are not aware of any potentially disruptive threats on the horizon in our key markets except as previously mentioned in Ukraine. We continue to implement our productivity programs and are on track to deliver substantial cost savings.

In the short-term, we face some strong currency headwinds. Nevertheless, our business continues to generate substantial cash flows which, along with our very solid balance sheet, provide us with excellent liquidity. We remain committed to a generous dividend level and foresee share repurchases in 2009 at a level similar to those undertaken in 2008.

We remain focused on further strengthening our brands and our overall business and will therefore not take any measures that provide only a short-term gain. We remain committed to our mid to long-term currency neutral financial growth targets and strongly believe that we will be able to achieve them in 2009 in spite of the difficult economic environment.

I will now be happy to take your questions.

(32) (Q/A)

(33) (34) (35) (36) (37)

Nick Rolli

That concludes our conference call. I would like to remind you that our Annual Shareholders’ Meeting will take place on May 5th in New York.

Thank you and have a good day.